Exhibit 99.1

China Green Agriculture, Inc. Reports Fiscal Year 2013 Financial Results

Provides Guidance on Fiscal First Quarter 2014 and Fiscal Year 2014 Revenue and Net Income

XI'AN, China, September 12, 2013 /PRNewswire-Asia-FirstCall/ --

•	FY2013 sales decreased 0.3% to $216.9 million, net income increased 6.7% to $44.8 million with EPS of $1.61

•	Company Provides Fiscal Year 2014 Guidance Range: Revenue, Net Income and EPS of between $223.5 million and $231.2 million, $43.5 million and $ 46.6 million, and $1.45 and $1.56 based on 30 million number of fully diluted shares, respectively.

•	SEC terminated its investigation of the Company during the fiscal year, with no enforcement actions recommended at the time*.

* The termination of the SEC investigation notice was given under the guidelines in the final paragraph of Securities Act Release No. 5310 including the disclaimer that “All that such a communication (such as the termination notice, note added) means is that the staff has completed its investigation and that at that time no enforcement action has been recommended to the Commission.”

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced its financial results for the fiscal year ended June 30, 2013.

Financial Summary

Fourth Quarter 2013 Results (USD)
(three months ended June 30, 2013)

	Q4 FY2013	Q4 FY2012	CHANGE (%)
Net Sales	$69.8 million	$57.3 million	+21.8%
Gross Profit	$24.5 million	$21.5 million	+14.0%
Net Income	$14.3 million	$11.1 million	+28.4%
EPS (Diluted)	$0.51	$0.41	+23.9%
Weighted Average Shares Outstanding(Diluted)	27.8 million	26.9 million	+3.1%

FY 2013 Results (USD)
(fiscal year ended June 30, 2013)

	FY2013	FY2012	CHANGE (%)
Net Sales	$216.9 million	$217.5million	-0.3%
Gross Profit	$79.4million	$79.3million	0.1%
Net Income	$44.8million	$42.0million	+6.7%
EPS (Diluted)	$1.61	$1.56	+4.0%
Weighted Average Shares Outstanding(Diluted)	27.8 million	26.9 million	+3.1%

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"We are very pleased with our consistent performance in fiscal year 2013 where we continued to build shareholder value through focusing on prudent revenue growth, building the long term durability of our business model, sustained net profits and balance sheet discipline. Our performance in 2012 was noteworthy also due to the period during which a special tariff tax is applied as a result of the absence of an ‘export window’ and lower export demand on Nitrogen-Phosphorous elemented compound fertilizer that traditionally supports our Gufeng business segment,” said Mr. Tao Li, Chairman and Chief Executive Officer of China Green Agriculture.

Chairman Li continued: “As we exit our recently concluded fiscal year, we look forward to a year without distractions and expense from the recently to-be-resolved shareholder litigation and start our new fiscal year with a particular focus on building our domestic Jinong and Gufeng fertilizer franchise as well as consolidate our Yuxing operations to position our agriculture product revenue for future growth. Finally, as we enter the new fiscal year, China Green Agriculture is well on its way to achieving the early benchmarks of our ten-year plan.”

Fourth Quarter of FY2013 Results of Operations

Net sales for the three months ended June 30, 2013 were $69.8 million, an increase of $12.5 million, or 21.8%, from $57.3 million for the three months ended June 30, 2012.

Gufeng contributed $36.3 million or 52.0% of total net sales in the three months ended June 30, 2013, as compared to $31.8 million, or 55.5%, of total net sales in the same period last year. For the three months ended June 30, 2013. Jinong's net sales increased $8.1 million, or 32.7%, to $32.9 million from $24.6 million for the three months ended June 30, 2012. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing strategy..

Jintai’s net sales was zero due to Jintai’s relocation, which commenced on March 1, 2012 and is still ongoing. Therefore, Jintai did not generate any sales revenue since March 1, 2012, and is not expected to contribute to future sales

For the three months ended June 30, 2013, Yuxing’s net sales decreased $0.1 million or 12.7%, to $0.8 million, as compared to $0.9 million for the same period last year.

Cost of goods sold increased to $45.3 million or 26.4% for the three months ended June 30, 2013, as compared to $35.8 million in the same period last year. Gross profit for the three months ended June 30, 2013 increased by $3.0 million, or 14.0%, to $24.5 million as compared to $21.5 million in the same period last year. Gross profit margin was approximately 35.1% and 37.5% of net sale for the three months ended June 30, 2013 and 2012, respectively. For the three months ended June 30, 2013, selling expenses were $4.3 million, or 6.2%, as compared to $3.0 million, or 5.3% of net sales for the three months ended June 30, 2012, an increase of $1.3 million, or 43.3%. Most of this increase was due to Jinong and Gufeng’s expanded marketing efforts and the increase in shipping costs.

For the three months ended June 30, 2013, General and administrative expenses were $2.3 million or 3.3% of net sales, as compared to $3.9 million, or 6.8% of net sales, for the three months ended June 30, 2012, a decrease of $1.6 million or 41.0%. This decrease was primarily a result of the decrease of legal fees incurred in connection with certain shareholder related litigations. Total operating expenses as a percentage of sales were 9.5% for the three months ended June 30, 2013, as compare to 12.1% in the same period of last year. Operating income was $18.0 million, an increase of $3.4 million or 23.0%, from $14.6 million in the same period last year. Operating margin was 25.8%, compared to 25.5% in the same quarter of fiscal year 2012.

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Net income was $14.3 million, an increase of $3.2 million or 28.4% for the three months ended June 30, 2013, as compared to $11.1 million in the same period last year.

Fiscal Year 2013 Results of Operations

Total net sales for the year ended June 30, 2013 were $216,897,956, a decrease of $626,249, or 0.3%, from $217,524,205 for the year ended June 30, 2012. This decrease was largely due to the decrease in Gufeng’s net sales.

For the year ended June 30, 2013, Jinong’s net sales increased $22,416,282, or 25.4%, to $110,585,022 from $88,168,740 for the year ended June 30, 2012. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing strategy.

For the year ended June 30, 2013, net sales at Gufeng were $102,915,414, a decrease of $18,565,529, or 15.3%, from $121,480,943 for the year ended June 30, 2012. The fiscal quarter ended March 31, 2013 fell in the “export window” in which no special tariff tax applied, however, due to the lower demand on Nitrogen-Phosphorous elemented compound fertilizer by importing countries which is arising from the backlog of their imported compound fertilizers in previous quarters, which also led to lower-than-before profit margin over the export contracts, Gufeng had no export contract in the quarter ended March 31, 2013. Despite of that, Gufeng has been expanding and penetrating the domestic market particularly since the fiscal quarter ended March 31, 2012, during which period no revenue was generated from fertilizer exportation either due to sustained special tariff tax levied by China authority or due to continuously weak demand by importing countries.

Jintai’s net sales was zero for the year ended June 30, 2013 as compared to $5,792,002 for the year ended June 30, 2012 due to Jintai’s relocation, and its affiliated processes, which commenced on March 1, 2012 and is ongoing. Therefore, Jintai did not generate any sales revenue since March 1, 2012.

For the year ended June 30, 2013, Yuxing’s net sales were $3,397,520, an increase of $1,315,000, from $2,082,520 during the year ended June 30, 2012. The increase was mainly attributable both to the development in sales of Yuxing’s top-grade flowers and the proxy sales of certain inventory from Jintai.

Total cost of goods sold for the year ended June 30, 2013 was $137,514,102, a decrease of $734,870, or 0.5%, from $138,248,972 for the year ended June 30, 2012. This decrease was insignificant.

Cost of goods sold by Jinong for the year ended June 30, 2013 was $51,883,935, an increase of $17,754,631, or 52.0%, from $34,129,304 for the year ended June 30, 2012. The increase was primarily attributable to the increase in the cost of raw materials and the increase in sales of fertilizer products.

Cost of goods sold by Gufeng for the year ended June 30, 2013 was $83,020,447, a decrease of $13,736,272, or 14.2%, from $96,756,719 for the year ended June 30, 2012. The decrease was proportional to Gufeng’s sales for the year ended June 30, 2013.

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Cost of goods sold by Jintai for the year ended June 30, 2013 was zero, comparing to $5,415,970 for fiscal year 2012, because Jintai’s had no operation as a result of its relocation.

For year ended June 30, 2013, cost of goods sold by Yuxing was $2,609,720, an increase of $662,741, or 34.0%, from $1,946,979 for the year ended June 30, 2012. The increase was proportional to the increase in Yuxing’s sales for the year ended June 30, 2013.

Total gross profit for the year ended June 30, 2013 increased by $108,621 to $79,383,854, as compared to $79,275,233 for the year ended June 30, 2012. Gross profit margin was approximately 36.6% and 36.4% for the year ended June 30, 2013 and 2012, respectively.

Gross profit generated by Jinong increased by $4,661,651, or 8.6%, to $58,701,087 for the year ended June 30, 2013 from $54,039,436 for the year ended June 30, 2012. Gross profit margin from Jinong’s sales was approximately 53.1% and 61.3% for the year ended June 30, 2013 and 2012, respectively. The increase in gross profit was mainly due to the increase in sales volume and the decrease in gross profit margin percentage was mainly due to the increase of weight for lower-margin products in Jinong’s product sales.

For the year ended June 30, 2013, gross profit generated by Gufeng was $19,894,967, a decrease of $4,829,257, or 19.5%, from $24,724,224 for the year ended June 30, 2012. Gross profit margin from Gufeng’s sales was approximately 19.3% and 20.4% for the year ended June 30, 2013 and 2012, respectively. The decrease in gross profit was mainly due to the decrease in sales volume and the decrease in gross profit margin percentage was mainly due to the increase of weight for lower-margin products in Gufeng’s product sales.

Gross profit from Jintai was zero for the year ended June 30, 2013 due to its relocation since March 1, 2012, as compared to $376,032 for the year ended June 30, 2012. Gross profit margin from Jintai’s sales was approximately 6.5% for the year ended June 30, 2012.

For the year ended June 30, 2013, gross profit generated by Yuxing was $787,800, an increase of $652,259, from $135,541 for the year ended June 30, 2012. The gross profit margin of approximately 23.2% and 6.5% for the years ended June 30, 2013 and 2012, respectively.

Net income for the year ended June 30, 2013 was $44,774,048, an increase of $2,816,223, or 6.7%, compared to $41,957,825 for the year ended June 30, 2012. The increase was attributable to the decrease in operating expenses and an increase in government subsidies. Net income as a percentage of total net sales was approximately 20.6% and 19.3 % for the year ended June 30, 2013 and 2012, respectively.

Financial Condition

As of June 30, 2013, the Company held cash and cash equivalents of $75.0 million, an increase of $3.0 million compared to $72.0 million as of June 30, 2012. The Company had $ 16.1 million in short-term loans as of June 30, 2013, an increase of $2.2 million, as compared to $13.9 million in short-term loans as of June 30, 2012. Net accounts receivable stood at $ 85.3 million, an increase of $23.3 million, as of June 30, 2013 as compared to $62.0 million as of June 30, 2012.

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Capital Expenditure

For the fiscal year ended June 30, 2013, the Company‘s capital expenditure stood at approximately $32.4 million at the exchange rate as of June 30, 2013.

Others

On September 5, 2012, we received a letter from the staff of the U.S. Securities and Exchange Commission notifying us that the staff had completed its investigation of the Company and that it did not intend to recommend any enforcement action against the Company.

First Quarter Fiscal Year 2014 and Fiscal Year 2014 Guidance

“For the first quarter ending September 30, 2014, management expects net sales of $41.3 to $43.2 million, net income of $10.2 to $10.6 million, and EPS of $0.31 to $0.35 based on 30 million fully diluted shares. For the fiscal year ended June 30, 2014, management expects net sales of $223.5 million to $231.2 million, net income of $43.5 million to $46.6 million, and an EPS of $1.45 to $1.56 based on 30 million fully diluted shares. Embedded in the forecast for the first quarter 2014 guidance and fiscal year 2014 guidance is an expectation for negligible Gufeng export revenue and challenging planting conditions due to adverse weather affecting the seasonality of our fertilizer business will impact revenue for the first half year,” said Mr. Ken Ren, Chief Financial Officer of China Green Agriculture.

Conference Call

The Company will hold a conference call at 8:00 a.m. ET on Thursday, September 12, 2013. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's Fiscal Year 2013 Financial Results" to join the call.

Event:	CGA Fiscal Year 2013 Conference Call
Date:	September 12, 2013
Time:	8:00a.m. ET
US Dial In:	1- 877-407-8033
Int'l Dial In:	1- 201-689-8033
Conference ID#:	399842

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

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A playback will be available through September 25, 2013. To listen, please call 1- 877-660-6853 within the United States or 1- 201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 399842.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng") and variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 134 different kinds of fertilizer products as of June 30, 2013, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 826 distributors in China as of June 30, 2013. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer, and mixed organic-inorganic compound fertilizer. As of June 30, 2013, Gufeng produced and sold 320 different kinds of fertilizer products, and had 201 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

China Green Agriculture, Inc.
Mr. Wang Fang (English and Chinese)
Investor Relations Manager
Tel: +86- 18392115515
Email: wangfang@cgagri.com

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